Exhibit 10.10

KMP FUTURES FUND I LLC

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”) dated as of the 1st day of July, 2010, by and among KMP FUTURES FUND I LLC, a Delaware limited liability company (“KMPFF”), KENMAR PREFERRED INVESTMENTS CORP., a Delaware corporation (the “Managing Member”) and GRAHAM CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the “Advisor”).

W I T N E S S E T H:

WHEREAS, KMPFF has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts with respect to commodities. Other transactions also may be effected from time to time, including among others, those as more fully identified in Exhibit A hereto; the foregoing commodities and other transactions are collectively referred to as “Commodities”; and

WHEREAS, the Managing Member is the managing member of KMPFF; and

WHEREAS, the Managing Member is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of KMPFF; and

WHEREAS, the Advisor’s present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, KMPFF, the Managing Member and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity trading advisory services on behalf of KMPFF during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Duties of the Advisor.

(a) Appointment. KMPFF hereby appoints the Advisor, and the Advisor hereby accepts such appointment, as KMPFF’s limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement of the assets of KMPFF allocated to the Advisor (the “Allocated Assets”) on the terms and conditions and for the purposes set forth herein. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. The Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, and strategies described in Exhibit A hereto, which KMPFF and the Managing Member have selected to be utilized by the Advisor in trading the Allocated Assets (collectively referred to as the Advisor’s “Trading Approach”), subject to the trading policies and limitations as set forth in KMPFF’s Confidential Information dated May 14, 2010, as

Exhibit 10.10

amended or supplemented from time to time (the “Memorandum”) and attached hereto as Exhibit B (the “Trading Policies and Limitations”), as the same may be modified from time to time and provided in writing to the Advisor. The portion of the Allocated Assets to be allocated by the Advisor at any point in time to one or more of the various trading strategies comprising the Advisor’s Trading Approach will be determined as set forth in Exhibit A hereto, as it may be amended from time to time, with the consent of the parties, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

(b) Allocation of Responsibilities. KMPFF will have the responsibility for the management of any portion of the Allocated Assets that are not invested in Commodities. The Advisor will use its good faith and best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Advisor’s Trading Approach. In the event that KMPFF shall, in its sole discretion, determine in good faith following consultation appropriate under the circumstances with the Advisor that any trading instruction issued by the Advisor violates the Trading Policies and Limitations, then KMPFF, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefore. Nothing herein shall be construed to prevent the Managing Member from imposing any limitation(s) on the trading activities of KMPFF beyond those enumerated in the Memorandum if the Managing Member determines that such limitation(s) are necessary or in the best interests of KMPFF, in which case the Advisor will adhere to such limitations following written notification thereof.

(c) Gains From Trading Approach. The Advisor agrees that at least 90% of the annual gross income and gain, if any, generated by its Trading Approach for Allocated Assets will be “qualifying income” within the meaning of Section 7704(d) of the Code (it being understood that such income will largely result from buying and selling Commodities and that the Trading Approach is not intended primarily to generate interest income). The Advisor also agrees that it will attempt to trade in such a manner as to allow non-U.S. investors in KMPFF (all investors in KMPFF, the “Members”) to qualify for the safe harbors found in Section 864(b)(2) of the Code and as interpreted in the regulations promulgated or proposed thereunder.

(d) Modification of Trading Approach. In the event the Advisor requests to use, or KMPFF requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for KMPFF (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach or a modification in the leverage employed), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both KMPFF and the Advisor consent thereto in writing.

(e) Notification of Material Changes. The Advisor also agrees to give KMPFF prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to KMPFF) over the objection of KMPFF, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to KMPFF) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor’s Trading Approach, and the deletion (but not the addition) of Commodities (other than the addition of Commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the “CFTC”) as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market) to or from the Advisor’s Trading Approach shall not be deemed a material change in the Advisor’s Trading Approach, and prior approval of KMPFF

Exhibit 10.10

shall not be required therefore. The utilization of forward markets in addition to those enumerated in Exhibit C hereto would be deemed a material change to the Advisor’s Trading Approach and prior approval shall be required therefor.

Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with KMPFF upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for KMPFF, provided that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information in its reasonable discretion.

(f) Request for Information. The Advisor agrees to provide KMPFF with any reasonable information concerning the Advisor that KMPFF may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by KMPFF, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which KMPFF reasonably deems to be material to KMPFF; the Advisor also shall notify KMPFF of any such matters the Advisor, in its reasonable judgment, believes may be material to KMPFF relating to the Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide KMPFF with updated monthly information related to the Advisor’s performance results within a reasonable period of time after the end of the month to which it relates.

(g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor’s instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor’s instructions, the Advisor shall promptly notify KMPFF of this fact and shall utilize its reasonable efforts to cause the error or discrepancy to be corrected.

(h) Liability. Neither the Advisor nor any employee, partner or officer of the Advisor, nor any person who controls the Advisor, shall be liable to KMPFF, its Managing Member, officers, directors, shareholders, members, or employees, or any person who controls KMPFF, or any of their respective successors or assignees under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their willful misconduct or gross negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of KMPFF and its Members; it being understood that the Advisor makes no guarantee of profit nor guarantee against loss, and that all purchases and sales of Commodities shall be for the account and risk of KMPFF, and the Advisor shall incur no liability for trading profits or losses resulting therefrom provided the Advisor would not otherwise be liable to KMPFF under the terms hereof.

(i) Initial Allocation, Additional Allocations, and Reallocations. Initially, the Allocated Assets will total an amount allocated to the Advisor by the Managing Member.

(j) Additional Allocations and Reallocations. Subject to Section 10(a) below, KMPFF may, on a monthly basis, as described in the Memorandum, (i) allocate additional assets to the Advisor, (ii) reallocate the Allocated Assets away from the Advisor to another commodity trading advisor (an “Other Advisor”), (iii) reallocate assets to the Advisor from an Other Advisor or (iv) allocate additional capital with respect to KMPFF to an Other Advisor.

(k) Delivery of Disclosure Document. The Advisor agrees to provide to the Managing Member with any amendment or supplement to the Disclosure Document attached hereto as Exhibit C (an “Update”) as soon as such Update is available for distribution following the filing of such update in final form with the NFA.

Exhibit 10.10

2. Indemnification.

(a) The Advisor. Subject to the provisions of Section 3 of this Agreement, the Advisor, each partner, officer and employee of the Advisor, and each person who controls the Advisor, shall be indemnified, defended, and held harmless by KMPFF from and against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys’ fees and expenses) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively, “Losses”) sustained by any of them (i) in connection with any acts or omissions of KMPFF or the Managing Member ,or any of its partners, officers or employees constituting negligence or willful misconduct in connection with this Agreement, (ii) as a result of a material breach of this Agreement by KMPFF or the Managing Member, provided that, (1) such Losses were not the result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, any of its partners, officers or employees or any person controlling the Advisor, (2) the Advisor, and its partners, officers, employees, and each person controlling the Advisor, acted or omitted to act in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of KMPFF , and provided further, that no indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the Advisor fails to notify KMPFF of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid, or (B) KMPFF does not approve the amount of the settlement within fifteen (15) days (such approval not to be withheld unreasonably). Notwithstanding the foregoing, KMPFF shall, at all times, have the right to offer to settle any matter with the approval of the Advisor (which approval shall not be withheld unreasonably) and if KMPFF successfully negotiates a settlement and tenders payment therefore to the party claiming indemnification (the “Indemnitee”) the Indemnitee must either use its reasonable efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of KMPFF to the Indemnitee shall be the amount of said proposed settlement. Any indemnification by KMPFF under this Section 2, unless ordered by a court, shall be made only as authorized in the specific case by KMPFF.

(b) The Managing Member and KMPFF. KMPFF and the Managing Member, and each partner, officer and employee of the Managing Member, and each person who controls the Managing Member, shall be indemnified, defended, and held harmless by the Advisor, from and against any and all Losses sustained by KMPFF or the Managing Member (i) in connection with any acts or omissions of the Advisor, or any of its partners, officers or employees relating to its management of the Allocated Assets constituting negligence or willful misconduct, including in connection with this Agreement or otherwise as a result of the Advisor’s performance of services on behalf of KMPFF or its role as trading advisor to the Allocated Assets, (ii) as a result of a material breach of this Agreement by the Advisor, or (iii) a breach of the disclosure requirements of the CE Act that relate to the Advisor’s past performance history, provided that, (1) such Losses were not the result of negligence, misconduct or a material breach of this Agreement on the part of KMPFF, the Managing Member or any of its partners, officers or employees or any person controlling the Managing Member, and (ii) KMPFF, the Managing Member and its partners, officers, employees, and each person controlling the Managing Member, acted or omitted to act in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Advisor, and provided further, that no indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the Managing Member fails to notify the Advisor of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid, or (B) the Advisor does not approve the amount of the settlement within fifteen (15) days (such approval not to be withheld unreasonably). Notwithstanding the foregoing, the Advisor shall, at all times, have the right to offer to settle any matter with the approval of the Managing Member (which approval shall not be

Exhibit 10.10

withheld unreasonably) and if the Advisor successfully negotiates a settlement and tenders payment therefore to the Indemnitee, the Indemnitee must either use its reasonable efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Advisor to the Indemnitee shall be the amount of said proposed settlement.

(c) Default Judgments and Confessions of Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment entered into by the Indemnitee, with its knowledge, without the prior consent of KMPFF.

(d) Procedure. In the event that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(e) Expenses. Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid by KMPFF in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Advisor undertakes to repay the advanced funds to KMPFF in cases in which the Indemnitee is not entitled to indemnification pursuant to this Section 2, and (iii) in the case of advancement of expenses , the Indemnitee is not likely not to be entitled to indemnification hereunder.

3. Limits on Claims.

(a) Prohibited Acts. The Advisor agrees that it will not take any of the following actions against KMPFF: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of KMPFF in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging KMPFF a bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of KMPFF under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of KMPFF or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs, (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy (collectively, “Bankruptcy or Insolvency Action”).

(b) No Member Liability. This Agreement has been made and executed by and on behalf of KMPFF for the benefit of KMPFF and the obligations of KMPFF set forth herein are not binding upon any of the Members individually, but are binding only upon the assets and property identified above and no resort shall be had to the Member’s personal property for the satisfaction of any obligation or claim hereunder.

4. Obligations of KMPFF, the Managing Member and the Advisor.

(a) The Memorandum. Each of KMPFF and the Managing Member agrees to cooperate and use its good faith and reasonable efforts in connection with (i) the preparation by KMPFF of the Memorandum (and any amendments or supplements thereto), (ii) the filing of all documents (and any amendments or supplements thereto) with such governmental and self-regulatory authorities as the Managing Member deems appropriate for the sale of limited liability company interests in KMPFF (the

Exhibit 10.10

“Interests”) and the taking of such other actions not inconsistent with this Agreement as the Managing Member may determine to be necessary or advisable in order to make the proposed offer and sale of Interests lawful in any jurisdiction, and (iii) the taking of such other actions as the Managing Member may reasonably determine to be necessary or advisable in order to comply with any other legal or regulatory requirements applicable to KMPFF. The Advisor agrees to make all required disclosures regarding itself, its officers and principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) and otherwise as may be required, in the reasonable judgment of counsel to the Managing Member, to be made in the Memorandum and in applications to any such jurisdictions by reason of any law or regulation applicable to KMPFF. Except as required by applicable law or regulations, no description of, or other information relating to, the Advisor may be distributed by the Managing Member without the prior written consent of the Advisor, which consent shall not be unreasonably withheld or delayed; provided that distribution of performance information relating to KMPFF’s account shall not require consent of the Advisor.

(b) Advisor Not A Promoter. The parties acknowledge that the Advisor has not been, either alone or in conjunction with the Managing Member or its affiliates, an organizer or promoter of KMPFF, and it is not intended by the parties that the Advisor shall have any liability as such.

5. Advisor Independence.

(a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to KMPFF, the Managing Member and its affiliates and each other commodity trading advisor that may in the future provide commodity trading advisory services to KMPFF and the Managing Member and its affiliates, and shall, unless otherwise expressly authorized, have no authority to act for or to represent KMPFF, the Managing Member and its affiliates, any other commodity trading advisor or the Selling Agent in any way or otherwise be deemed to be a general agent, joint venturer or partner of KMPFF, the Managing Member and its affiliates or any other commodity trading advisor, or in any way be responsible for the acts or omissions of KMPFF, the Managing Member and its affiliates or any other commodity trading advisor as long as it is acting independently of such persons.

(b) Purchase of Interests. Any of the Advisor, its principals and employees may, in its discretion, purchase Interests in KMPFF.

(c) Confidentiality. KMPFF and the Managing Member acknowledge that the Trading Approach of the Advisor is the confidential property of the Advisor. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. KMPFF and the Managing Member further agree that they will keep confidential and will not disseminate the Advisor’s trading advice to KMPFF, except as, and to the extent that, it may be determined by KMPFF to be (i) necessary for the monitoring or conduct of the business of KMPFF, including the performance of brokerage services by KMPFF’s commodity broker(s), or (ii) expressly required by law or regulation.

6. Commodity Broker.

All Commodities traded for the account of KMPFF shall be made through such commodity broker or brokers or counterparty or counterparties as KMPFF directs or otherwise in accordance with such order execution procedures as are agreed upon between the Advisor and KMPFF. Except as set forth below, the Advisor shall not have any authority or responsibility in selecting or supervising any floor broker or counterparty for execution of Commodities trades of KMPFF or for negotiating floor brokerage commission rates or other compensation to be charged therefore. The Advisor

Exhibit 10.10

shall not be responsible for determining that any such broker or counterparty used in connection with any Commodities transactions meets the financial requirements or standards imposed by KMPFF’s Trading Policies and Limitations. At the present time it is contemplated that KMPFF will clear all Commodities trades through UBS Securities LLC or its affiliates, and it is contemplated that KMPFF will execute (but not clear) all foreign currency forwards through its facility with Bank of America, N.A. (and the Advisor will have Bank of America, N.A. enter into appropriate “give-in” arrangements with UBS Securities LLC or its affiliates). The Advisor may, however, with the consent of KMPFF, such consent not to be unreasonably withheld, execute transactions at such other firm(s), and upon such terms and conditions, as the Advisor and KMPFF agree if such firm(s) agree to “give up” all such transactions to UBS Securities LLC for clearance. To the extent that KMPFF determines to utilize a broker or counterparty other than UBS Securities LLC or its affiliates, KMPFF will consult with the Advisor prior to directing it to utilize such broker or counterparty, and will not retain the services of such firm(s) over the reasonable objection of the Advisor.

7. Fees.

In consideration of and in compensation for the performance of the Advisor’s services under this Agreement, the Advisor shall receive from KMPFF a monthly management fee (the “Management Fee”) and a quarterly incentive fee (the “Incentive Fee”) based on the Allocated Assets, which in all events shall be unaffected by the performance of any other trading advisor, as follows:

(a) A Management Fee equal to 1/12th of 2% (2% per annum) of the Allocated Assets determined as of the close of business on the last day of each month. In the event that the Managing Member and the Advisor agree that the Trading Approach should be modified to alter the agreed upon trading level of 1.5:1, an appropriate adjustment in the monthly Management Fee will be made to reflect the revised leverage. For purposes of determining the Management Fee, any distributions, redemptions, or reallocation of the Allocated Assets made as of the last day of a month shall be added back to the Allocated Assets and there shall be no reduction for (i) the monthly Management Fees being calculated, (ii) any accrued but unpaid Incentive Fees due to the Advisor under paragraph (b) below for the quarter in which such fees are being computed, or (iii) any accrued but unpaid extraordinary expenses (as defined in KMPFF’s Amended and Restated Limited Liability Company Agreement, as the same may be amended from time to time (the “LLC Operating Agreement”)). The Management Fee determined for any month in which an Advisor manages the Allocated Assets for less than a full month shall be pro rated, such proration to be calculated on the basis of the number of days in the month the Allocated Assets were under the Advisor’s management as compared to the total number of days in such month, with such proration to include appropriate adjustments for any funds taken away from the Advisor’s management during the month for reasons other than distributions or redemptions.

(b) An Incentive Fee of 22% (the “Incentive Fee”) of “New High Net Trading Profits” (as hereinafter defined) generated on the Allocated Assets, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter (the “Incentive Measurement Date”). For purposes of computing the Net Asset Value of the Allocated Assets only, the Incentive Fee will be accrued monthly.

New High Net Trading Profits (for purposes of calculating the Advisor’s Incentive Fee only) will be computed as of the Incentive Measurement Date and will include such profits (as outlined below) since the immediately preceding Incentive Measurement Date (each an “Incentive Measurement Period”).

New High Net Trading Profits for any Incentive Measurement Period will be the net profits, if any, from trading the Allocated Assets during such period (including (i) realized trading profit

Exhibit 10.10

(loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions) and will be calculated after the determination of (reduction for) the fees charged to KMPFF for brokerage commissions attributable to the Allocated Assets, KMPFF’s transaction fees and costs attributable to the Allocated Assets (including without limitation exchange fees and NFA fees), the Advisor’s Management Fee, the operating expenses for which the Allocated Assets are responsible, and any extraordinary expenses (e.g., litigation, costs or damages) paid during an Incentive Measurement Period which are specifically related to the Advisor, but before deduction of any Incentive Fees payable during the Incentive Measurement Period. New High Net Trading Profits will not include interest earned or credited on the Allocated Assets. New High Net Trading Profits will be generated only to the extent that the Advisor’s cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved by the Advisor as of a previous Incentive Measurement Date. Except as set forth below, net losses from prior quarters (including any cumulative net losses as of the close of business on June 30, 2010 with respect to World Monitor Trust II – Series E (“Series E”) which the Advisor was required to recoup under the Trading Advisor Agreement dated September 17, 1999 as amended March 1, 2009 among Series E, Preferred Investment Solutions Corp. and the Advisor (the “Series E Agreement”) must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs or if this Agreement is terminated at any date that is not an Incentive Measurement Date, the date of the withdrawal or distribution or termination will be treated as if it were an Incentive Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Advisor until the next scheduled Incentive Measurement Date. New High Net Trading Profits for an Incentive Measurement Period shall exclude capital contributions to the Allocated Assets in an Incentive Measurement Period, distributions or redemptions paid or payable from the Allocated Assets during an Incentive Measurement Period, as well as losses, if any, associated with redemptions, distributions, and reallocations of assets during the Incentive Measurement Period and prior to the Incentive Measurement Date (i.e., to the extent that assets are allocated away from the Advisor (through redemptions, distributions or allocations caused by KMPFF), any loss carryforward attributable to the Advisor shall be reduced in the same proportion that the value of the assets allocated away from the Advisor comprises the value of the Allocated Assets prior to such allocation away from the Advisor. In calculating New High Net Trading Profits, incentive fees paid for a previous Incentive Measurement Period will not reduce cumulative New High Net Trading Profits in subsequent periods.

Any net gains that have accumulated since the most recent Incentive Measurement Date under the Series E Agreement shall be carried forward to the next Incentive Measurement Date commencing with this Agreement.

Notwithstanding the foregoing, the Advisor acknowledges and agrees that

(c) Timing of Payment. Management Fees and Incentive Fees shall be paid generally within fifteen (15) business days following the end of the period for which they are payable. Given that the Trading Advisor has been trading Series E assets under the Series E Agreement prior to the execution of this Agreement, the first incentive fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits will be due and owing as of the end of the first calendar quarter during which the Trading Advisor began managing the Allocated Assets under this Agreement. If an Incentive Fee shall have been paid by KMPFF to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(d) Fee Data. KMPFF will provide the Advisor with the data used by KMPFF to compute the foregoing fees generally within fifteen (15) business days of the end of the relevant period. The Advisor shall be free to contest the calculations if in its reasonable judgment they are inaccurate.

Exhibit 10.10

(e) Third Party Payments. Neither the Advisor, nor any of its officers, directors, employees or stockholders, shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which KMPFF carries an account for transactions executed in KMPFF’s account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor’s Trading Approach on behalf of KMPFF, which payment shall not violate the preceding sentence.

8. Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, shall continue in effect until the close of business on the last day of the month ending twelve (12) full months following the date hereof. Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional twelve-month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding term. Subject to Section 8(d)(iv) hereof, the automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any allocation of the Allocated Assets away from the Advisor pursuant to this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that KMPFF or KMPFF is terminated. In addition, this Agreement shall terminate automatically in the event that the Allocated Assets decline as of the end of any business day by at least 40% from the Allocated Assets (i) as of the date hereof, or (ii) as of the first day of any calendar year, as adjusted in each instance on an ongoing basis by (A) any decline(s) in the Allocated Assets caused by distributions, redemptions, reallocations, and withdrawals, and (B) additions to the Allocated Assets caused by additional allocations.

(c) Optional Termination Right of KMPFF. This Agreement may be terminated at any time at the election of KMPFF in its sole discretion upon at least thirty (30) days’ prior written notice to the Advisor. This Agreement also may be terminated at the election of KMPFF upon prior written notice to the Advisor in the event that: (i) KMPFF determines in good faith that the Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of KMPFF; (ii) the Advisor’s registration as a commodity trading advisor under the CE Act or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (iii) KMPFF determines in good faith that the Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of KMPFF’s Trading Policies and Limitations, or (B) the Advisor’s Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Advisor; (v) the Advisor dissolves, merges or consolidates with another entity, sells or transfers a substantial portion of its assets or its business goodwill, or sells or transfers any portion of its Trading Approach utilized with respect to the KMPFF, in each instance without the consent of KMPFF; (vi) Kenneth G. Tropin is not in control of the Advisor’s trading activities for KMPFF; (vii) the Advisor becomes bankrupt (admitted or decreed) or insolvent; (viii) there is a material breach of this Agreement by the Advisor and after giving written notice to the Advisor which identifies such breach, such material breach has not been cured within ten (10) days following receipt of such notice by the Advisor; or (ix) for any other reason if KMPFF determines in good faith that such termination is essential for the protection of KMPFF, including without limitation a good faith determination by KMPFF that the Advisor has breached a material obligation to KMPFF under this Agreement relating to the trading of the Allocated Assets.

Exhibit 10.10

(d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement at any time upon prior written notice to KMPFF, in the event: (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and KMPFF that by reason of the Advisor’s activities with respect to KMPFF it is required to register as an investment adviser under the Investment Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Managing Member as a commodity pool operator under the CE Act or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) that KMPFF (A) imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Allocated Assets or (B) overrides trading instructions of the Advisor; (iv) the amount of the Allocated Assets decreases to less than $10 million as the result of redemptions, distributions, reallocations of Allocated Assets or deleveraging initiated by KMPFF, but not trading losses, as of the close of business on any Friday; (v) KMPFF elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor’s management of the Allocated Assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by KMPFF; (vii) there is a material breach of this Agreement by KMPFF or the Managing Member and after giving written notice to KMPFF or the Managing Member (as the case may be) which identifies such breach, such material breach has not been cured within ten (10) days following receipt of such notice by KMPFF; or Managing Member (as the case may be); (viii) the Advisor provides KMPFF with at least ninety (90) days written notice of the Advisor’s desire and intention to terminate this Agreement; or (ix) other good cause is shown and the written consent of KMPFF is obtained (which shall not be withheld or delayed unreasonably).

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Advisor pursuant to this Section 8 or KMPFF allocates its assets to Other Advisors, the Advisor shall be entitled to, and KMPFF shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f) Termination and Open Positions. Once terminated, the Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

9. Liquidation of Positions.

The Advisor agrees to liquidate open positions in the amount that KMPFF informs the Advisor, in writing via facsimile or other equivalent means, that KMPFF considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 8, respectively, or (ii) fund its pro rata share of any redemption, distribution or KMPFF expense. KMPFF shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. KMPFF shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least one day prior notice.

10. Other Accounts of the Advisor.

(a) Management of Other Accounts and Trading Proprietary Capital. Subject to paragraph (c) of this Section 10, the Advisor shall be free to (i) manage and trade accounts for other

Exhibit 10.10

investors (including other public and private commodity pools), and (ii) trade for its own account, and for the accounts of its partners, shareholders, directors, officers and employees, as applicable, using the same or other information and Trading Approach utilized in the performance of services for KMPFF, so long as in the Advisor’s reasonable judgment the aggregate amount of capital being managed or traded by the Adviser does not (A) materially impair the Advisor’s ability to carry out its obligations and duties to KMPFF pursuant to this Agreement, or (B) create a reasonable likelihood of the Advisor having to modify materially its agreed upon Trading Approach being used for KMPFF in a manner which might reasonably be expected to have a material adverse effect on KMPFF. The aggregate amount of capital referred to in the preceding sentence hereinafter shall be called “Advisor’s Capacity,” and currently is estimated by the Advisor to be an additional $2 billion beyond the amount presently invested in its quantitative strategies or in the future such different amount or amounts as the Advisor may, in its judgment, believe it can trade.

(b) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of KMPFF pursuant to the Trading Approach being used by KMPFF, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over KMPFF. The preceding sentence shall not be interpreted to preclude (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts. Notwithstanding the foregoing, the Advisor also shall not be deemed to be favoring another commodity interest account over KMPFF’s account if the Advisor, in accordance with specific instructions of the owner of such account, shall trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which would normally be applied or if the Advisor, in accordance with the Advisor’s money management principles, shall not trade certain commodity interest contracts for an account based on the amount of equity in such account. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide KMPFF with an explanation of the differences, if any, in performance between KMPFF and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

(c) Inspection of Records. Upon the reasonable request of, and upon reasonable notice from, KMPFF or the Managing Member, the Advisor shall permit KMPFF or the Managing Member to review at the Advisor’s offices, in each case at its own expense, during normal business hours such trading records as it reasonably may request for the purpose of confirming that KMPFF has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that KMPFF or the Managing Member may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, KMPFF or the Managing Member (as applicable) shall keep all such information obtained by them from the Advisor confidential unless disclosure thereof legally is required or has been made public. Such right will terminate one year after the termination of this Agreement and does not permit access to computer programs, records, or other information used in determining trading decisions.

Exhibit 10.10

11. Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate KMPFF’s Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify KMPFF if KMPFF’s positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to KMPFF and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including KMPFF, as nearly as possible in proportion to the assets available for trading of the respective accounts (including “notional” equity) to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of KMPFF’s account can be implemented for the benefit of KMPFF notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

12. Redemptions, Distributions. Reallocations and Additional Allocations.

(a) Notice. KMPFF agrees to give the Advisor at least one (1) business day prior notice of any proposed redemptions, exchanges, distributions, reallocations, additional allocations, or withdrawals affecting the Allocated Assets.

(b) Allocations. Redemptions, exchanges, withdrawals, and distributions of Interests shall be charged against the Allocated Assets.

13. Brokerage Confirmations and Reports.

KMPFF will instruct its brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by KMPFF’s brokers or counterparties. KMPFF also will furnish the Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Members and copies of all reports filed with the CFTC and the NFA. The Advisor shall, at KMPFF’s request, make a good faith effort to provide KMPFF with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by KMPFF’s commodity broker regarding KMPFF, and in the Advisor’s possession or control, as KMPFF deems appropriate if KMPFF cannot obtain such copies on its own behalf. Upon request, KMPFF will provide the Advisor with accurate information with respect to the Allocated Assets.

14. The Advisor’s Representations and Warranties.

The Advisor represents and warrants that:

(a) it has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

(b) it will not by entering into this Agreement and by acting as a commodity trading advisor to KMPFF, (i) be required to take any action contrary to its incorporating or other formation documents or, to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction or

Exhibit 10.10

(ii) breach or cause to be breached, to the best of its knowledge, any undertaking, agreement, contract statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(c) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

(d) a copy of its most recent Commodity Trading Advisor Disclosure Document as required by Part 4 of the CFTC’s regulations has been provided to KMPFF in the form of Exhibit C hereto (and KMPFF acknowledges receipt of such Disclosure Document) and, except as disclosed in such Disclosure Document, all information in such Disclosure Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act including the rules and regulations thereunder, as well as all rules and regulations of the National Futures Association;

(e) neither the Advisor, nor its stockholders, directors, officers, employees, agents, principals, affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Members; nor (ii) shall solicit any person it or they know is a Member for the purpose of soliciting commodity business from such Member, unless such Member shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced to or referred to the Advisor by an unaffiliated agent other than in violation of clause (i).

(f) All references in the Memorandum as of the date of this Agreement to (i) the Advisor and its affiliates and the controlling persons, shareholders, directors, officers and employees of any of the foregoing and (ii) the Advisor’s Trading Approach (as defined in the Advisory Agreement) are complete and accurate in all material respects, and as to such persons, the Advisor’s Trading Approach and the Advisor’s Past Performance History, the Memorandum contain all information required to be included therein by the CE Act, and the regulations (including interpretations thereof) thereunder, and the rules and regulations of the NFA and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading. The term “principal” in this Agreement shall have the same meaning as that term in CFTC Regulation § 4.10(e) under the CE Act.

(g) The Advisor has all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Agreement and to act as described in the Memorandum as of the date of this Agreement including, without limitation, registration as a commodity trading advisor under the CE Act and membership as a commodity trading advisor with the NFA and it will maintain and renew any required licenses, registrations, approvals or memberships during the term of this Agreement.

(h) On the date hereof the Advisor is, and at all times during the term of this Agreement will be, a corporation duly formed and validly existing and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified would materially adversely affect the Advisor’s ability to perform its obligations hereunder or under this Agreement. The Advisor has full capacity and authority to conduct its business and to perform its obligations under this Agreement, and to act as described in the Memorandum.

Exhibit 10.10

(i) There (i) has not been any material adverse change in the condition, financial or otherwise, of the Advisor or in the earnings, affairs or business prospects of the Advisor, whether or not arising in the ordinary course of business, and (ii) have not been any material transactions entered into by the Advisor other than those in the ordinary course of its business.

(j) Except as disclosed in the Memorandum, there is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Advisor or its principals is a party, or to which any of the assets of the Advisor is subject which reasonably might be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Advisor or which reasonably might be expected to materially adversely affect any of the material assets of the Advisor or which reasonably might be expected to (A) impair materially the Advisor’s ability to discharge its obligations to KMPFF or (B) result in a matter which would require disclosure in the Memorandum; furthermore, the Advisor has not received any notice of an investigation by (i) the NFA regarding non-compliance with its rules or the CE Act, (ii) the CFTC regarding non-compliance with the CE Act, or the rules and regulations thereunder, (iii) any exchange regarding non-compliance with the rules of such exchange, or (iv) the Securities and Exchange Commission or any state securities commission, which investigation reasonably might be expected to materially impair the Advisor’s ability to discharge its obligations under this Agreement or the Advisory Agreement.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect with respect to the Advisor, the Advisor promptly will notify KMPFF in writing thereof.

15. The Managing Member’s and KMPFF’s Representations and Warranties.

Each of the Managing Member and KMPFF represents and warrants only as to itself (and, further, provided that only the Managing Member is making the representations and warranties in Section 15(c) and Section 15(e)(ii), and only KMPFF is making the representations and warranties in Section 15(e)(i)) that:

(a) each has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(b) it will not (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over it, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its duties under this Agreement;

(c) it is registered as a commodity pool operator under the CE Act and is a commodity pool operator member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement;

(d) this Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

(e) on the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of KMPFF, in good standing under the laws of the State of Delaware, and in good standing and

Exhibit 10.10

qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement, and (ii) in the case of the Managing Member, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement.

(f) On the date hereof (i) KMPFF is, and at all times during the term of this Agreement will be, a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware, and is, and at all times during the term of this Agreement will be, in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and in which the failure to be so qualified materially adversely would affect its ability to perform its obligations under this Agreement and to operate as described in the Memorandum, and (ii) the Managing Member is, and at all times during the term of this Agreement will be, a duly formed and validly existing corporation in good standing under the laws of the State of Delaware, and is, and at all times during the term of this Agreement will be, in good standing and qualified to do business as a foreign corporation in each other jurisdiction in which the nature or conduct of its business requires such qualifications and in which the failure to be so qualified materially adversely would affect its ability to act as Managing Member of KMPFF and to perform its obligations hereunder and under this Agreement, and each of KMPFF and the Managing Member has full capacity and authority to conduct its business and to perform its obligations under this Agreement, and to act as described in the Memorandum.

(g) This Agreement has been duly and validly authorized, executed and delivered on behalf of KMPFF and the Managing Member, is a valid and binding agreement of KMPFF and the Managing Member, and is enforceable in accordance with its terms. The performance of KMPFF’s and the Managing Member’s obligations under this Agreement and the consummation of the transactions set forth in this Agreement and in the Memorandum are not contrary to the provisions of KMPFF’s LLC Operating Agreement or the Managing Member’s Articles of Incorporation or By-Laws, respectively, any applicable statute, law or regulation of any jurisdiction and will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order, to which the Managing Member or KMPFF, is a party or by which the Managing Member or KMPFF is bound.

(h) Each of the Managing Member and KMPFF (as the case may be) has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform their obligations under this Agreement and to act as described in the Memorandum (including, without limitation, the Managing Member’s registration as a commodity pool operator under the CE Act and membership as a commodity pool operator with the NFA) and will maintain and renew any required licenses, registrations, approvals and memberships required during the term of this Agreement.

(i) The Memorandum contains all statements which are required to be made therein, conform in all material respects with the requirements of the CE Act, and the rules and regulations of the CFTC, thereunder, and with the rules of the NFA and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; and at all times subsequent hereto, the Memorandum will contain all statements required to be made therein and will conform in all material respects with the requirements of the CE Act and the rules and regulations of the CFTC thereunder, and with the rules of the NFA and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein , in light of the circumstances in which they are made, not

Exhibit 10.10

misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Managing Member, KMPFF by or on behalf of the Advisor for the express purpose of inclusion in the Memorandum, including, without limitation, references to the Advisor and its affiliates and controlling persons, shareholders, directors, officers and employees, as well as to the Advisor’s Trading Approach provided such references have been approved by the Advisor in accordance with this Agreement.

(j) There is no pending, or to its knowledge, threatened or contemplated action, suit or proceeding before any court or arbitration panel or before or by any governmental, administrative or self-regulatory body to which KMPFF, the Managing Member or the principals of any is a party, or to which any of the assets of any of the foregoing persons is subject, which might reasonably be expected to result in any material adverse change in their condition (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of their assets or which reasonably might be expected to materially impair their ability to discharge their obligations under this Agreement or under the Advisory Agreement; and neither KMPFF nor the Managing Member has received any notice of an investigation by (i) the NFA regarding non-compliance with NFA rules or the CE Act, (ii) the CFTC regarding non-compliance with the CE Act or the rules and regulations thereunder, or (iii) any exchange regarding non-compliance with the rules of such exchange which investigation reasonably might be expected to materially impair the ability of each of KMPFF and the Managing Member to discharge its obligations under this Agreement.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect, KMPFF in the case of its representations and warranties, and the Managing Member in the case of its representations and warranties, promptly will notify the Advisor in writing.

16. Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that the Advisor need not obtain the consent of any Other Advisor.

17. Covenants of the Advisor.

If, at any time during the term of this Agreement, the Advisor discovers any fact, omission, event or that a change of circumstances has occurred, which would make the Advisor’s representations and warranties in Section 14 of this Agreement inaccurate or incomplete in any material respect, or which might reasonably be expected to render the Memorandum, with respect to (i) the Advisor or its principals or (ii) the Advisor’s Trading Approach, untrue or misleading in any material respect, the Advisor will provide prompt written notification to KMPFF and the Managing Member of any such fact, omission, event or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification or the failure to continue to be in compliance with the foregoing representations and warranties during the term of this Agreement as soon as possible following such notification shall be cause for KMPFF to terminate this Agreement with the Advisor on prior written notice to the Advisor.

18. Covenants of KMPFF and the Managing Member.

If, at any time during the term of this Agreement, the Managing Member or KMPFF discovers any fact, omission, or event or that a change of circumstance has occurred which would make

Exhibit 10.10

the Managing Member’s or KMPFF’s representations and warranties in Section 15 of this Agreement inaccurate or incomplete in any material respect, the Managing Member or KMPFF, as appropriate, promptly will provide written notification to the Advisor of such fact, omission, event or change of circumstance and the facts related thereto. The Managing Member or KMPFF shall provide the Advisor with a copy of each amendment or supplement to the Memorandum, and no amendment or supplement to the Memorandum which contains any statement or information regarding the Advisor will be filed or used unless the Advisor has received reasonable prior notice and a copy thereof and has consented in writing to such statement or information being filed and used.

19. Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assignees of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms “successors” and “assignees” shall not include any purchasers, as such, of Interests.

20. Amendment or Modification or Waiver.

(a) Changes to Agreement. This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto, except that an amendment to, a modification of, or a waiver of any provision of the Agreement as to the Advisor need not be consented to by any Other Advisor.

(b) No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21. Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Managing Member or KMPFF:

Kenmar Preferred Investment Solutions Corp.
900 King Street, Suite 100
Rye Brook, NY 10573
Attention: General Counsel
Facsimile: (914) 307 – 4045
E-mail: legaldept@kenmar.com

Exhibit 10.10

and in either case with a copy to:

Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Timothy P. Selby, Esq.
Facsimile: (212) 210-9494
E-mail: timothy.selby@alston.com

If to the Advisor:

Graham Capital Management, L.P.
40 Highland Avenue
Rowayton, CT 06853
Attention: Isaac Finkle
Facsimile: (203) 899-3500

With a copy to:

Graham Capital Management, L.P.
40 Highland Avenue
Rowayton, CT 06853
Attention: Paul Sedlack
Facsimile: (203) 899-3500

22. Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

23. Survival.

The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

24. Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto (other than Other Advisors) is made, it shall furnish in advance a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

25. No Liability of Members.

This Agreement has been made and executed by and on behalf of KMPFF, and the obligations of KMPFF and/or the Managing Member set forth herein are not binding upon any of the Members, individually, but rather, are binding only upon the assets and property of KMPFF.

Exhibit 10.10

26. Headings.

Headings to sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

27. Complete Agreement.

Except as otherwise provided herein, this Agreement and the Representation Agreement constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

28. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

29. Arbitration, Remedies.

Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of the NFA or, if the NFA should refuse to accept the matter, the American Arbitration Association.

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Exhibit 10.10

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

KMP FUTURES FUND I LLC

By:	KENMAR PREFERRED INVESTMENTS CORP., its sole Managing Member

By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman
Title:	Chief Operating Officer and
Senior Executive Vice President

KENMAR PREFERRED INVESTMENTS CORP.

By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman
Title:	Chief Operating Officer and
Senior Executive Vice President

GRAHAM CAPITAL MANAGEMENT, L.P.

By:	/s/ Paul Sedlack
Name:	Paul Sedlack
Title:	Chief Executive Officer

EXHIBIT A

TRADING APPROACH

K4D-15V PROGRAM

The Advisor will make its trading decisions for KMPFF according to its K4D-15V Program (formerly known as the Global Diversified Program at 150 Leverage) as described in Exhibit C as amended from time to time.

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A-1

EXHIBIT B

TRADING LIMITATIONS AND POLICIES

The following limitations and policies are applicable to assets representing the Allocated Assets as a whole and at the outset to the Advisor individually; since the Advisor initially will manage 50% of KMPFF’s Allocated Assets, such application of the limitations and policies is identical initially for KMPFF and the Advisor. The Advisor sometimes may be prohibited from taking positions for the Allocated Assets which it would otherwise acquire due to the need to comply with these limitations and policies. KMPFF will monitor compliance with the trading limitations and policies set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Advisor, as it, in good faith, deems appropriate in the best interests of KMPFF, subject to the terms of the Advisory Agreement.

KMPFF will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Members owning more than 50% of Interests in KMPFF. KMPFF may, however, impose additional trading limitations on the trading activities of KMPFF without obtaining such approval if KMPFF or the Managing Member determines such additional limitations to be necessary in the best interests of KMPFF.

Trading Limitations

The Advisor will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity provided, however, unrealized profits may be considered in determining the current Allocated Assets) but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that KMPFF is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates to be received by KMPFF or its affiliates, or permit KMPFF or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by KMPFF; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

The Advisor will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of KMPFF, which currently are as follows:

(1) Allocated Assets will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

(2) Stop or limit orders may, in the Advisor’s discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that the clearing broker will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

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(3) KMPFF generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

(4) KMPFF may occasionally make or accept delivery of a commodity including, without limitation, currencies. KMPFF also may engage in EFP transactions involving currencies and metals and other commodities.

(5) KMPFF may, from time to time, employ trading techniques such as spreads, straddles and conversions.

(6) KMPFF will not initiate open futures or option positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the Allocated Assets for any one commodity, or in excess of 66 2/3% of the Allocated Assets for all commodities combined. Under certain market conditions, such as an inability to liquidate open commodities positions because of daily price fluctuations, KMPFF may be required to commit the Allocated Assets as margin in excess of the foregoing limits and in such case KMPFF will cause the Advisor to reduce its open futures and option positions to comply to these limits before initiating new commodities positions.

(7) To the extent KMPFF engages in transactions in forward currency contracts other than with or through UBS Securities LLC, or its affiliates, KMPFF will only engage in such transactions with or through a bank or financial institution which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100 million, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50 million.

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EXHIBIT C

DISCLOSURE DOCUMENT

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